Exhibit 99.1

NEWS RELEASE

RANGE ANNOUNCES 2018 PROVED RESERVES

FORT WORTH, TEXAS, February 11, 2019…RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that proved reserves at December 31, 2018 increased by 18% from the prior-year to 18.1 Tcfe.

Highlights –

•	Year-end 2018 PV10 value of reserves using future strip prices was $9.9 billion
•	Year-end 2018 SEC PV10 value of proved reserves was $13.2 billion, up $5.1 billion from prior year
•	Proved reserves increased by 2.8 Tcfe, or 18%
•	Reserve extensions, discoveries and additions were 3.1 Tcfe
•	Proved developed reserves increased 1.4 Tcfe, or 17%
•	Drill-bit finding cost of $0.22 per mcfe, including performance revisions
•	Future development costs for proved undeveloped reserves estimated to be $0.40 per mcfe
•	Unhedged recycle ratio over 2.5x based on future development costs of $0.40 per mcfe

Commenting on Range’s 2018 proved reserves, Jeff Ventura, Range’s CEO, said, “Range had another solid year of reserve additions, with drill-bit finding costs of only $0.22 per mcfe. The quality of reserves was highlighted by another consecutive year of positive performance revisions, which were a result of extending laterals and improvements from optimized targeting and completions. Future development costs for proven undeveloped locations are expected to be approximately $0.40 per mcfe, which is outstanding and underpins a strong unhedged recycle ratio of over 2.5x at current strip pricing.  Range added a record 3.1 Tcfe to proved reserves from extensions, discoveries and additions, driven by our large inventory of low-risk, high-return projects in the Marcellus Shale.”

“Similar to previous years, Range’s strong reserve growth was accomplished while having less than one-third of our offset proven undeveloped locations currently recorded for each horizontal producing well.  We believe this demonstrates our ability to grow SEC reserves in the future as capital is allocated to offset locations. Our economic resilience is further demonstrated in the year-end PV10 reserve value of $9.9 billion using futures strip pricing from year-end, which equates to approximately $24 per share, net of approximately $3.8 billion of debt at year end. Going forward, Range is committed to translating well-level returns from our high-quality asset base into corporate-level returns, including a free cash flow yield that is competitive not only within energy, but across the broader market.”

SUMMARY OF CHANGES IN PROVED RESERVES
(in Bcfe)

Balance at December 31, 2017	15,262

Extensions, discoveries and additions	3,144
Performance revisions:
PUD improved recovery	154
Field performance	945
Total performance revisions	1,099

Reclassification of PUD to unproved under SEC 5-year rule	(379)
Price revisions	11
Sales of proved reserves	(262)
Production	(803)

Balance at December 31, 2018	18,072

During 2018, Range added 3.1 Tcfe of proved reserves through the drill-bit, driven by 3.0 Tcfe from the Company’s Marcellus development.  The “extensions, discoveries, and additions” amount excludes 154 Bcfe of Marcellus reserves associated with undrilled locations that now have increased recovery estimates as a result of longer laterals and improved lateral targeting and completion design.  This improved recovery estimate is included in the “revision” category.  The average lateral length for proved undeveloped locations was approximately 9,300 feet in the 2018 report with newly added Marcellus locations incorporating an average lateral length of approximately 10,200 feet.

Field level performance increased reserves by 945 Bcfe due to continued improvement in the well performance of existing Marcellus producing wells and 611 Bcfe of reserves associated with proved undeveloped locations which have re-entered the Company’s five-year drilling program.  As future development plans are continually optimized, some previously planned wells are not being drilled within five years from their original booking date.  Accordingly, Range removed 379 Bcfe of proved undeveloped reserves that now fall outside the SEC mandated five-year development window.  The Company expects these proved undeveloped reserves to be added back in future years as field development continues, similar to the 611 Bcfe added back in this year’s reserves.  The higher SEC price for 2018 as compared to 2017 resulted in a nominal upward pricing revision in proved reserve volumes of 11 Bcfe. The Company sold approximately 262 Bcfe of reserves during the year, primarily associated with the Washington County ORRI announced in October 2018 as well as the sale of its remaining properties in the northern Midcontinent area.  The resulting corporate proved undeveloped development cost is estimated to be $0.40 per mcfe, based on 2018 well costs, estimated recoveries and lateral lengths, assuming no future efficiencies.

Year-end 2018 proved reserves by volume were 67% natural gas, 30% natural gas liquids and 3% crude oil and condensate.  Proved developed reserves represent 54% of the Company’s reserves.  The Company’s Appalachia reserves were audited by Wright & Company, Inc. and North Louisiana reserves were audited by Netherland, Sewell & Associates, Inc.  The audited reserve value estimates for each area were within 4% of aggregate estimates prepared by Range’s petroleum engineering staff.

2018 SEC and Strip Pricing:

	2018 Year-End		2017 Year-End

	SEC Pricing (a)	Strip Pricing	SEC Pricing (b)	Strip Pricing

WTI Oil Price ($/Bbl)	$65.55	$51.54	$51.19	$53.44
Natural Gas Price ($/Mmbtu)	$3.10	$2.83	$2.98	$2.94

Proved Reserves PV-10 ($ billions)	$13.2	$9.9	$8.1	$9.5

(a) SEC benchmark prices adjusted for energy content, quality and basis differentials were $2.98 per Mmbtu, $25.22 per barrel of natural gas liquids and $59.96 per barrel of crude oil, respectively.
(b) SEC benchmark prices adjusted for energy content, quality and basis differentials were $2.60 per Mmbtu, $17.84 per barrel of natural gas liquids and $45.73 per barrel of crude oil, respectively.
Summary of Changes in Proved Reserves by Category for 2018
	Proved Developed Reserves	Proved Undeveloped Reserves		Total Proved Reserves
	(Bcfe)	(Bcfe)		(Bcfe)

Proved Reserves 12/31/17	8,348	6,914		15,262

Extensions, discoveries and additions	419	2,725		3,144
PUDs drilled	1,805	(1,805)		-
Performance revisions	111	988		1,099
5-year rule PUDs reclassified	-	(379)		(379)
Pricing revisions	11	-		11
Sales of reserves	(134)	(128)		(262)
Estimated production	(803)	-		(803)
Proved Reserves 12/31/18	9,757	8,315		18,072

Percent by Category	54%	46%		100%

Increase in Reserves by Category	17%	20%	`	18%

Disclosure Statements:

Certain selected financial information in this release is unaudited. Audited financial results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2018, which we plan to file with the Securities and Exchange Commission (SEC) on February 26, 2019.

Finding and development (F&D) cost per unit is a non-GAAP metric used in the exploration and production industry by companies, investors and analysts. The calculations presented by the Company are based on estimated and unaudited costs incurred excluding asset retirement obligations, gas gathering facilities and non-cash stock-based compensation and divided by proved reserve additions (extensions, discoveries and additions shown in the table) adjusted for the changes in proved reserves for performance, price and deferral revisions or excluding certain costs such as acreage and acquisitions as stated in each instance in the release. Drill-bit development cost per mcfe is based on estimated and unaudited drilling, development and exploration costs incurred divided by the reserve extensions, discoveries and additions with the inclusion of any revisions as specified in the stated measurement. These calculations do not include the future development costs required for the development of proved undeveloped reserves. The SEC method of computing finding costs contains additional cost components and results in a higher number.  A reconciliation of the two methods will be shown on the Company’s website at www.rangeresources.com after filing its 2018 Form 10-K.

F&D cost per unit as a statistical indicator can have limitations, including its predictive and comparative value. As an annual measure, F&D cost per unit does not consider the cost or timing of future production of new reserves, and therefore may not be an accurate predictor of future value creation. In addition, it may not be comparable to similarly titled measurements used by other companies.

Year-end pre-tax discounted present value is considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of pre-tax discounted present value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account future corporate income taxes and our current tax structure. We further believe investors and creditors use pre-tax discounted present value as a basis for comparison of the relative size and value of our reserves as compared with other companies. Range's pre-tax discounted present value as of December 31, 2018 may be reconciled to the GAAP financial measure of its standardized measure of discounted future net cash flows as of December 31, 2018 by reducing Range's pre-tax discounted present value by the discounted future income taxes associated with such reserves. This reconciliation will be included in the Company’s 2018 Form 10-K.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent natural gas, NGL and oil producer with operations focused in stacked-pay projects in the Appalachian Basin and North Louisiana.  The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and Range's future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements.  Further information on risks and uncertainties is available in Range's filings with the Securities and Exchange Commission ("SEC").  Range undertakes no obligation to publicly update or revise any forward-looking statements.

The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions as well as the option to disclose probable and possible reserves.  Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC.  Range uses certain broader terms such as "resource potential,” “unrisked resource potential,” "unproved resource potential" or "upside" or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC's guidelines.  Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves.  These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of actually being realized.  Unproved resource potential refers to Range's internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers.  Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer's Petroleum Resource Management System and does not include proved reserves.  Area wide unproven resource potential has not been fully risked by Range's management.  “EUR,” or estimated ultimate recovery, refers to our management’s estimates of hydrocarbon quantities that may be recovered from a well completed as a producer in the area. These quantities may not necessarily constitute or represent reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or the SEC’s oil and natural gas disclosure rules. Actual quantities that may be recovered from Range's interests could differ substantially.  Factors affecting ultimate recovery include the scope of Range's drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors.  Estimates of resource potential may change significantly as development of our resource plays provides additional data.

In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102.  You can also obtain this Form 10-K on the SEC’s website at www.sec.gov or by calling the SEC at 1-800-SEC-0330.

SOURCE:   Range Resources Corporation

Range Investor Contacts:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

Michael Freeman, Director – Investor Relations & Hedging

817-869-4267

mfreeman@rangeresources.com

John Durham, Senior Financial Analyst

817-869-1538

jdurham@rangeresources.com

Range Media Contacts:

Mike Mackin, Director of External Affairs

724-743-6776

mmackin@rangeresources.com